Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

File No. 333-197470

PROSPECTUS SUPPLEMENT NO. 13

DATED February 4, 2015 (To Prospectus Dated August 7, 2014)

AMEDICA CORPORATION

2,326,409 Shares of Common Stock

This Prospectus Supplement No. 13, dated February 4, 2015 (“Supplement No. 13”), filed by Amedica Corporation (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated August 7, 2014 (as amended and supplemented from time to time, the “Prospectus”). This Supplement No. 13 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the sale of up to 2,326,409 shares of our common stock by MG Partners II Ltd., or the Selling Stockholder, consisting of:

•	1,706,667 shares issued or issuable upon conversion of an aggregate principal amount of $6.4 million of our senior convertible notes, including accrued interest, subject to adjustment;

•	50,853 shares issued to the Selling Stockholder in connection with a securities purchase agreement dated June 30, 2014; and

•	568,889 shares issued or issuable to the Selling Stockholder upon exercise of warrants at an exercise price of $4.65 per share, subject to adjustment pursuant to the terms of the warrant.

This Supplement No. 13 incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on February 4, 2015.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ORIGINAL PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, OR ANY OF THE SUPPLEMENTS OR AMENDMENTS RELATING THERETO, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement No. 13 is February 4, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2015

Amedica Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT		84119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 3, 2015, the Registrant issued a press release announcing FDA Clearance for Two-Level Cervical Interbody Cage Indications. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated February 3, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: February 4, 2015	/s/ Ty Lombardi
Ty Lombardi
Vice President, Finance

Exhibit 99.1

Amedica Becomes First to Receive FDA Clearance for Two-Level Cervical Interbody Cage Indications

FDA Clearance Provides Additional Point of Differentiation in the Marketplace and a Valuable On-label Treatment Option for Surgeons

SALT LAKE CITY, February 3, 2015 – Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, announced today that the U.S. Food and Drug Administration (FDA) has expanded the indications of Amedica’s silicon nitride interbody fusion products to include multi-level cervical treatment.

“We are very pleased to become the first company to receive FDA clearance for multi-level cervical interbody cage indications,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “Given the high incidence of two-level cervical procedures, we are proud that our silicon nitride interbody fusion devices are now available to address two-level cervical disease. This clearance allows Amedica to support or conduct clinical studies without the need for an IDE (Investigational Device Exemption) in two-level cervical pathologies, which can then be used to confirm the effectiveness of our silicon nitride technology platform. The clearance also allows Amedica to promote this unique point of differentiation in the marketplace.”

“The FDA clearance reassures every surgeon and patient that scientific evidence exists that silicon nitride interbody devices can safely and effectively be used in the treatment of multi-level cervical pathologies,” said Dr. Jim A. Youssef, founder of Spine Colorado and a fellowship-trained spine surgeon. “A material such as silicon nitride, which contains bone on-growth properties and participates in the fusion process, is an ideal biomaterial for implantation into the human body. This clearance also provides surgeons with a broad array of procedure options for high risk patients – patients with poor bone quality, are smokers, or who have diabetes.”

The FDA’s clearance of the expanded indications is based on extensive data from a variety of studies and sources showing the Company’s silicon nitride devices used in multi-level procedures are as safe and effective as other devices used in single level procedures. The Valeo™ cervical fusion devices are now indicated for use in skeletally mature patients with degenerative disc disease at one disc level or two contiguous levels. The FDA approval order allows for commercial sales and distribution of these devices for multi-level procedures.

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world’s largest ceramic manufacturer. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, Amedica’s growing OEM partnerships, Amedica’s market opportunities, growth, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 31, 2014, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contact:

Mike Houston

Director of Investor Relations

801-839-3534

mhouston@amedica.com